February 16, 1996


The Municipal Fund Accumulation
   Program, Inc.
800 Scudders Mill Road
Plainsboro, NJ  08536

Gentlemen:

           We  have  acted  as  counsel
to  The  Municipal  Fund Accumulation
Program, Inc. (the "Fund") in connection
with  the sale  of  its  shares of common
stock (the "Shares").   You  have asked
us to furnish certain legal opinions in
connection with the filing  of  a  notice
(the "Notice") under  Rule  24f-2  of  the
Investment Company Act of 1940, as
amended (the "Act").

           For  purposes of the opinion
expressed in this letter, we have examined the Fund's Articles of Incorporation as amended through the date hereof, the resolutions of the Board of Directors of the Fund and such other documents and questions of law as we have deemed necessary or advisable.
As to relevant matters of fact, we have relied upon such documents as we deemed appropriate.

          Based on the foregoing, we are of
the opinion that when the 2,025,230 Shares referred to in paragraph 10 of the Notice were sold during the fiscal year ended
December  31,  1995  in reliance upon
registration pursuant to Rule 24f-2 of the Act and in accordance with the currently effective prospectus of the Fund, the Shares were legally issued, fully paid and non-assessable.

 Very truly yours,

 /s/ Rogers & Wells

cc:  Susan B. Baker